Subsidiaries



The following is a list of the subsidiaries of Gibraltar Steel Corporation. The names of indirectly owned subsidiaries are indented under the name of their respective parent corporations:

Gibraltar Steel Corporation of New York                      New York
   Wm. R. Hubbell Steel Corporation                          Illinois
   Carolina Commercial Heat Treating, Inc.                   Nevada
   Southeastern Metals Manufacturing Company, Inc.           Florida
   Gibraltar Steel Corporation Flight Services Corp.         New York
   Solar Group, Inc.                                         Delaware
   Appleton Supply Co., Inc.                                 Delaware
   United Steel Products Company                             Minnesota
   Harbor Metal Treating Co.                                 Michigan
   Rock River Heat Treating Company                          Michigan
   Harbor Metal Treating of Indiana, Inc.                    Michigan
   K & W Metal Fabricators, Inc.                             Colorado
   Hi-Temp Heat Treating, Inc.                               Delaware
   Brazing Concepts Company                                  Michigan
   Hughes Manufacturing, Inc.                                Florida
Gibraltar Strip Steel, Inc.                                  Delaware
Integrated Technologies International, Ltd.                  Delaware
Cleveland Picking, Inc.                                      Delaware
GIT Limited                                                  New York
Gibraltar Steel Corporation of Tennessee                     Tennessee